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                                                                    EXHIBIT 2.1
                                   AGREEMENT


     THIS AGREEMENT (the "Agreement"), made as of the 22nd day of December, 1998, is entered into by Xyvision, Inc., a Delaware corporation ("Xyvision"), Xyvision Enterprise Solutions, Inc., a Delaware corporation ("XES"), and Jeffrey L. Neuman, as trustee of the Tudor Trust u/d/t December 12, 1997 ("Tudor Trust").

     WHEREAS, on December 4, 1998, XES was incorporated under the laws of the State of Delaware as a wholly owned subsidiary of Xyvision;

     WHEREAS, on the date hereof, the Board of Directors of Xyvision approved a corporate restructuring plan pursuant to which, among other things, substantially all of the assets and certain liabilities of Xyvision's publishing business will be contributed to XES (the "Restructuring"), effective as of December 31, 1998 (the "Effective Date"); and

     WHEREAS, the successful completion of the Restructuring is dependent upon the mutual cooperation of Xyvision, XES and Tudor Trust as set forth below;

     NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties hereto, the parties agree as follows:

       1. First Amendment to Second Amended and Restated Secured Advance Facility Loan Agreement. On or before the Effective Date, Xyvision and Tudor Trust each shall execute and deliver the First Amendment to Second Amended and Restated Secured Advance Facility Loan Agreement (the "Amended Loan Agreement"), substantially in the form attached hereto as Exhibit A.

       2. Conversion of Tudor Trust Debt. On the Effective Date, in accordance with the terms of the Amended Loan Agreement, Tudor Trust shall convert $1,750,000 of the principal of the secured indebtedness outstanding thereunder into an aggregate of 175,000 shares of Series C Convertible Preferred Stock, $.01 par value per share, of Xyvision having the terms set forth on Exhibit B attached hereto.

       3. Pledge Agreement. On or before the Effective Date, Xyvision and Tudor Trust each shall execute and deliver the Pledge Agreement, substantially in the form attached hereto as Exhibit C.

       4. Cancellation of Tudor Trust Warrants. On the Effective Date, Tudor Trust shall deliver to Xyvision for cancellation the Common Stock Purchase Warrants set forth on Exhibit D hereto.

       5. Acquired Debt Agreement. On or before the Effective Date, Xyvision and Tudor Trust each shall execute and deliver the Acquired Debt Agreement, substantially in the form attached hereto as Exhibit E.

       6. Contribution and Assumption Agreement. On or before the Effective Date, Xyvision and XES each shall execute and deliver the Contribution and Assumption Agreement, substantially in the form attached hereto as Exhibit F.

       7. Series A Preferred Stock Purchase Agreement. On the Effective Date, XES and Tudor Trust each shall execute and deliver the Series A Convertible Preferred Stock Purchase Agreement, substantially in the form attached hereto as Exhibit G, for the purchase and sale of an aggregate of 400,000 shares of Series A Convertible Preferred Stock, $.001 par value per share, of XES having the terms set forth on Exhibit H attached hereto.

       8. Secured Advance Facility Loan Agreement. On the Effective Date, XES and Tudor Trust each shall execute and deliver the Secured Advance Facility Loan Agreement, and the related documents and agreements referenced therein and contemplated thereby, substantially in the forms attached hereto as
   Exhibit I.

       9. Further Assurances. Subject to the provisions hereof, each of the parties hereto shall make, execute, acknowledge and deliver such other agreements, documents or instruments and take or cause to be taken such other actions as may be reasonably required in order to effectuate the purposes of this Agreement and the Restructuring and to consummate the transactions contemplated hereby and thereby.

       10. Titles and Headings. Titles and headings to sections herein are inserted for the convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

       11. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

       12. Governing Law. This Agreement shall be governed by and construed in accordance with the domestic substantive laws of The Commonwealth of Massachusetts without regard to any choice or conflict of law rule or provision that would result in the application of the domestic substantive laws of any other jurisdiction.


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     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year set forth above.

                               XYVISION, INC.


                               By: /s/ Kevin J. Duffy
                                 ---------------------------
                                 Name: Kevin J. Duffy
                                 Title: President

                                 XYVISION ENTERPRISE SOLUTIONS, INC.

                                 By: /s/ Wendy Darland
                                 ---------------------------
                                 Name: Wendy Darland
                                 Title: Vice President
                                 /s/ Jeffrey L. Neuman
                                 ---------------------------
                                 Jeffrey L. Neuman, as trustee of
                                 the Tudor Trust u/d/t December 12, 1997

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[Xyvision, Inc. agrees to furnish supplementally to the Securities and Exchange
Commission copies of any of the following omitted exhibits upon request of the Commission.]



Exhibit A     First Amendment to Second Amended and Restated Secured Advance Facility Agreement
Exhibit B     Certificate of Designations of Series C Convertible Preferred Stock of the Registrant
Exhibit C     Pledge Agreement
Exhibit D     Common Stock Purchase Warrants Held by Tudor Trust
Exhibit E     Acquired Debt Agreement
Exhibit F     Contribution and Assumption Agreement
Exhibit G     XyEnterprise Series A Convertible Preferred Stock Purchase Agreement
Exhibit H     Certificate of Designations of Series A Convertible Preferred stock of XyEnterprise
Exhibit I     XyEnterprise Secured Advance Facility Loan Agreement


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